UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2007

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Washington	0-23930	91-1549568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(206) 623-7612

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On and effective as of December 27, 2007, the Board of Directors of Targeted Genetics Corporation, or Targeted Genetics, amended and restated the Amended and Restated Bylaws of Targeted Genetics to provide for a new Section 6.6, which states:

“Notwithstanding any other provision in these Bylaws, the corporation may adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers in substitution for any required statements on certificates, and as may be required by applicable corporate securities laws, which system has been approved by the United States Securities and Exchange Commission. Any system so adopted shall not become effective as to issued and outstanding certificated securities until the certificates therefor have been surrendered to the corporation.”

This new section was adopted in response to a Nasdaq rule that requires Nasdaq-listed companies to be eligible for a Direct Registration System by January 1, 2008. A Direct Registration System permits a shareholder’s ownership to be recorded and maintained on the books of the issuer or the transfer agent without the issuance of a physical stock certificate. The new rule does not require issuers to participate in a Direct Registration System or to eliminate physical stock certificates. Listed securities must, however, be “eligible” for such a program. In light of this requirement, the amendment adopted by Targeted Genetics’ Board of Directors clarifies the authority of Targeted Genetics to issue or transfer shares of its stock without certificates as provided under Washington law.

The foregoing description of Targeted Genetics’ Amended and Restated Bylaws as amended and restated on December 27, 2007, or the Bylaws, is qualified in its entirety by reference to the full text of the Bylaws. A copy of the Bylaws is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

3.1	Amended and Restated Bylaws of Targeted Genetics Corporation

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGETED GENETICS CORPORATION

Dated: December 28, 2007	By:	/s/ H. Stewart Parker
H. Stewart Parker President and Chief Executive Officer

INDEX TO EXHIBITS

3.1	Amended and Restated Bylaws of Targeted Genetics Corporation